FOR IMMEDIATE RELEASE

Friday, March 9, 2012

HURCO REPORTS FIRST QUARTER RESULTS – NET INCOME GROWS 200% ON 29% INCREASE IN SALES

INDIANAPOLIS, INDIANA, — March 9, 2012, Hurco Companies, Inc., (Nasdaq Global Select Market: HURC) today reported for its first fiscal quarter ended January 31, 2012, net income of $4,633,000, or $0.71 per diluted share, an increase of $3,087,000, or 200%, when compared to net income of $1,546,000, or $0.24 per diluted share, for the first quarter of fiscal 2011. The accelerated improvement in net income was due primarily to increased sales and the resulting leveraging of fixed costs across those sales.

Sales and service fees for the first quarter of fiscal 2012 totaled $51,126,000, an increase of $11,446,000, or 29%, from the first quarter of fiscal 2011, reflecting the continued improvement in demand we have experienced since the beginning of fiscal 2011. The effect of a stronger U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes had an unfavorable impact of approximately 1%, or $385,000, on the period-to-period comparison.

The following table sets forth net sales and service fees by geographic region for the first quarters of fiscal 2012 and 2011 (in thousands):

Net Sales and Service Fees by Geographic Region

Three Months Ended

January 31,

			Amount	%
	2012	2011	Change	Change
North America	$15,326	$13,462	$1,864	14%
Europe	29,919	21,279	8,640	41%
Asia Pacific	5,881	4,939	942	19%
Total	$51,126	$39,680	$11,446	29%

The increase in sales was driven by higher customer demand, particularly in Europe, as a result of the rebound in industrial manufacturing activity that began during the first quarter of fiscal 2011. Compared to the prior year period, unit shipments for the first quarter of fiscal 2012 increased in North America by 4%, in Europe by 25%, and in the Asia Pacific sales region by 26%.

Orders by Geographic Region

Three Months Ended

January 31,

			Amount	%
	2012	2011	Change	Change
North America	$14,383	$13,545	$838	6%
Europe	29,257	25,471	3,786	15%
Asia Pacific	5,255	5,246	9	0%
Total	$48,895	$44,262	$4,633	10%

Orders for the first quarter of fiscal 2012 were $48.9 million, an increase of $4.6 million, or 10%, from the corresponding period in fiscal 2011.  The impact of currency translation on orders was consistent with the impact on sales.  Unit orders for the first quarter of fiscal 2012 increased 3% in North America, but decreased 4% in Europe and 13% in the Asia Pacific region compared to the prior year period. During the first and second quarters of fiscal 2011, we experienced a significant upturn in our business which was reflected in our unit orders for those quarters.  While unit orders for the first quarter of fiscal 2012 did not outpace the rebound in orders we experienced during the first two quarters of fiscal 2011, unit orders for the quarter did outpace the last two consecutive quarters by 20% and 22%, respectively, primarily due to increased demand in North America and Europe where industrial markets continue to experience recoveries.

Gross profit for the first quarter of fiscal 2012 was $16,484,000, or 32% of sales, compared to $11,691,000, or 29% of sales, for the prior year period. The increase in gross profit was primarily the result of increased sales in Europe and North America and the resulting leveraging of fixed costs across those sales.

Selling, general and administrative expenses were $9,730,000 for the first quarter of fiscal 2012, an increase of $900,000, or 10%, from the first quarter of fiscal 2011. The increase is primarily related to higher sales commissions and sales and marketing expenses. Despite the dollar increase, selling, general and administrative expenses were 19% of sales and service fees during the first quarter of fiscal 2012 compared to 22% for the first quarter of fiscal 2011 because of the resulting leveraging of operating costs across higher sales.

Cash and cash equivalents totaled $42,667,000 as of January 31, 2012, compared to $44,961,000 as of October 31, 2011. Working capital, excluding cash, was $70,659,000 as of January 31, 2012, compared to $61,885,000 as of October 31, 2011. The increase in working capital, excluding cash, was primarily due to an increase in accounts receivable and a decrease in accounts payable and accrued expenses during the first quarter of fiscal 2012. Accounts receivable increased due to the higher volume of sales, while accounts payable and accrued expenses decreased due to the timing of vendor payments and payments of employee bonuses for fiscal 2011 performance. Inventory levels were relatively unchanged from October 31, 2011 to January 31, 2012.

Michael Doar, Chairman, Chief Executive Officer and President, stated, “The first quarter of fiscal 2012 proved successful with a 29% increase in sales. The performance of each division was impressive as North America reported record sales; Europe continued its strong performance despite the European debt situation; and the Asia Pacific region reported their second highest sales figures in Hurco’s history. The sales growth in Asia was particularly impressive considering that our first quarter included the Chinese New Year, which is the longest and most important holiday in the region. It is exciting to see that more customers around the world are relying on Hurco technology to keep their businesses competitive and profitable.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions or loss of key personnel, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per-share data)

	Quarter Ended
	January 31,
	2012	2011
	(unaudited)
Sales and service fees	$51,126	$39,680

Cost of sales and service	34,642	27,989
Gross profit	16,484	11,691

Selling, general and administrative expenses	9,730	8,830
Operating income	6,754	2,861

Interest expense	24	5

Interest income	22	40

Investment income	6	5

Other expense (income), net	(138)	456

Income before taxes	6,896	2,445

Provision for income taxes	2,263	899

Net income	$4,633	$1,546

Earnings per common share

Basic	$0.71	$0.24
Diluted	$0.71	$0.24

Weighted average common shares outstanding
Basic	6,441	6,441
Diluted	6,466	6,463

OTHER CONSOLIDATED FINANCIAL DATA	Quarter Ended
	January 31,
Operating Data:	2012	2011
	(unaudited)
Gross margin	32%	29%

SG&A expense as a percentage of sales	19%	22%

Operating income as a percentage of sales	13%	7%

Pre-tax income as a percentage of sales	13%	6%

Effective Tax Rate	33%	37%

Depreciation and amortization	1,087	1,067

Capital expenditures	544	541

Balance Sheet Data:	1/31/2012	10/31/2011
	(unaudited)
Working capital (excluding cash)	$70,660	$61,885

Days sales outstanding (unaudited)	46	37

Inventory turns (unaudited)	1.7	1.6

Capitalization
Total debt	$1,506	$865
Shareholders' equity	132,012	126,212
Total	$133,518	$127,077

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	January 31,	October 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$42,667	$44,961
Accounts receivable, net	31,189	27,057
Refundable taxes	1,442	1,442
Inventories, net	80,470	81,127
Deferred income taxes	1,296	2,692
Derivative assets	3,160	1,197
Other	7,097	5,598
Total current assets	167,321	164,074

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	16,545	16,336
Leasehold improvements	2,559	2,508
	27,002	26,742
Less accumulated depreciation and amortization	(15,648)	(15,198)
	11,354	11,544

Non-current assets:
Software development costs, less accumulated amortization	4,560	4,928
Other assets	5,916	5,999
	$189,151	$186,545

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$36,573	$39,046
Derivative liabilities	856	1,609
Accrued expenses	15,059	15,708
Short-term debt	1,506	865
Total current liabilities	53,994	57,228

Non-current liabilities:
Deferred income taxes	1,991	1,982
Deferred credits and other obligations	1,154	1,123
Total liabilities	57,139	60,333

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,496,453 and 6,471,710 shares issued; and 6,441,351 and 6,440,851 shares outstanding, as of January 31, 2012 and October 31, 2011, respectively	644	644
Additional paid-in capital	52,812	52,614
Retained earnings	79,581	74,948
Accumulated other comprehensive loss	(1,025)	(1,994)
Total shareholders' equity	132,012	126,212
	$189,151	$186,545